Exhibit 99.1

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and	Vice President, Investor Relations and
Chief Investment Officer	Corporate Marketing
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS THIRD QUARTER FFO OF $1.13 PER SHARE, UP 11.9% FROM THIRD QUARTER 2011

U.S. demand drives third quarter lease signings

San Francisco, Calif. (October 26, 2012) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the third quarter of 2012. All per share results are on a diluted share and unit basis.

Recent Highlights:

•

Reported FFO of $1.13 per share for the third quarter of 2012, up 11.9% from $1.01 per share for the third quarter of 2011. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, third quarter 2012 core FFO was $1.13 per share, up 10.8% from third quarter 2011 core FFO of $1.02 per share;

•

Reported net income for the third quarter of 2012 of $56.9 million and net income available to common stockholders of $45.6 million, or $0.37 per share, up 19.4% from $0.31 per share for the third quarter of 2011;

•

Closed on the acquisition of the Sentrum Portfolio, a three-property operating data center portfolio, comprising approximately 733,000 square feet in the greater London area for a purchase price of approximately $1.1 billion;

•	Closed on the acquisition of a 286,000 square foot data center and office complex in suburban Denver for a purchase price of approximately $90.8 million;

•	Completed a common stock offering of 11,500,000 shares at a price of $72.25 per share, which generated approximately $796.8 million of net proceeds;

•	Completed a public offering of $300 million aggregate principal amount of 3.625% notes due 2022, which generated approximately $293.1 million of net proceeds;

•	Exercised a portion of the global revolving credit facility’s accordion feature, increasing commitments to $1.8 billion from $1.5 billion;

•	Signed leases during the third quarter of 2012, including colocation space, expected to generate approximately $27.0 million in annualized GAAP rental revenue;

•	Commenced leases during the third quarter of 2012, including colocation space, totaling approximately $26.9 million of annualized GAAP rental revenue; and

•	Narrowed 2012 FFO guidance range to between $4.40 and $4.44 per share.

Funds from operations (“FFO”) was $154.7 million in the third quarter of 2012, or $1.13 per share, up 11.9% from $1.01 per share in the third quarter of 2011, and up 3.7% from $1.09 per share in the previous quarter.

“Third quarter 2012 core FFO was the same as reported FFO at $1.13 per share, due to offsetting items that do not represent ongoing expenses or revenue streams in the quarter,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty. “These items included lease termination fees offset by transaction and other expenses.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release.

Net income for the third quarter of 2012 was $56.9 million, compared to $37.7 million for the third quarter of 2011 and $54.0 million for the second quarter of 2012. Net income available to common stockholders in the third quarter of 2012 was $45.6 million, or $0.37 per share, compared to $31.9 million, or $0.31 per share, in the third quarter of 2011 and $42.0 million, or $0.38 per share, in the second quarter of 2012.

The Company reported total operating revenues of $342.5 million in the third quarter of 2012, up 25.2% from $273.5 million in the third quarter of 2011 and up 12.8% from $303.7 million in the second quarter of 2012.

“We are very pleased with our third quarter performance and believe that it once again demonstrates the resilience of our business model, particularly during challenging economic conditions,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “Our global footprint and customer relationships, strong balance sheet and access to attractively priced capital combined with our acquisition and development expertise, have continued to generate earnings growth for our shareholders.”

Acquisitions and Leasing Activity

The Company closed on the acquisition of a three-property portfolio totaling approximately 733,000 square feet located in the greater London area, referred to as the Sentrum Portfolio, on July 11, 2012. The purchase price was £715.9 million, not including a debt extinguishment cost of £18.7 million (equivalent to $1.1 billion, not including a debt extinguishment cost of $29.0 million, based on the July 11, 2012 exchange rate of £1.00 to $1.55) (subject to adjustment in limited circumstances and to earn-out payments). The acquisition was funded with proceeds from a follow-on common stock offering which closed on July 2, 2012 and borrowings under the global revolving credit facility.

The Company also acquired 11900 East Cornell Road, a 286,000 square foot data center and office complex located in Aurora, Colorado. The property consists of three interconnected buildings and includes approximately 170,000 square feet of data center space. The purchase price was approximately $90.8 million.

The Company signed leases during the quarter ended September 30, 2012 totaling over $27.0 million of annualized GAAP rental revenue, including $1.3 million of colocation revenue. Leases signed totaled approximately 244,000 square feet, including approximately 134,000 square feet of Turn-Key FlexSM data center space leased at an average annual GAAP rental rate of $147.00 per square foot, approximately 87,000 square feet of Custom Solutions (formerly referred to as Build-to-Suit) space leased at an average annual GAAP rental rate of $65.00 per square foot, and 23,000 square feet of non-technical space leased at an average annual GAAP rental rate of $20.00 per square foot.

“In Houston, we experienced record activity with new lease signings totaling over 30,000 square feet of Turn-Key Flex space and nearly 87,000 square feet of Custom Solutions space. Although the Custom Solutions lease rates are lower than the Turn-Key Flex rates due to the mix of type of space and the build-to-suit nature of the facilities, we are achieving solid returns due to our low cost basis in the project,” added Mr. Foust. “On a volume basis, we leased over 16.4 megawatts of IT capacity during the quarter, up over 31% from the same four quarters’ average of 12.5 megawatts, which we believe reflects continued demand for our data center solutions. Other markets where we experienced good activity during the quarter included Chicago, Northern Virginia, Silicon Valley, Phoenix and London.”

Of the total leases signed during the third quarter of 2012, over 233,000 square feet was for space located in the Company’s U.S. portfolio. This includes approximately 124,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $142.00 per square foot, approximately 87,000 square feet of Custom Solutions space leased at an average annual GAAP rental rate of $65.00 per square foot and approximately 22,000 square feet of non-technical space leased at an average annual GAAP rental rate of $20.00 per square foot.

Leases signed during the third quarter of 2012 for space in the Company’s European portfolio totaled over 9,800 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $198.00 per square foot and approximately 700 square feet of non-technical space leased at an average annual GAAP rental rate of $31.00 per square foot.

For the quarter ended September 30, 2012, the Company commenced leases totaling approximately $26.9 million of annualized GAAP rental revenue, including approximately $0.8 million of colocation revenue. Commenced leases totaled approximately 245,000 square feet, including 105,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of approximately $140.00 per square foot, approximately 85,000 square feet of Custom Solutions space leased at an average annual GAAP rental rate of $119.00 per square foot, 47,000 square feet of Powered Base Building space leased at an average annual GAAP rental rate of approximately $23.00 per square foot, and 8,000 square feet of non-technical space leased at an average annual GAAP rental rate of approximately $21.00 per square foot.

Of the total leases commenced during the third quarter of 2012, approximately 232,000 square feet was for space located in the Company’s U.S. portfolio. This includes approximately 93,000 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $130.00 per square foot, nearly 47,000 square feet of Powered Base Building space at an average annual GAAP rental rate of $23.00 per square foot, approximately 85,000 square feet of Custom Solutions space leased at an average annual GAAP rental rate of $119.00 per square foot, and approximately 7,000 square feet of non-technical space leased at an average annual GAAP rental rate of $16.00 per square foot.

Leases commenced during the third quarter of 2012 for space in the Company’s European portfolio totaled approximately 12,500 square feet of Turn-Key Flex space leased at an average annual GAAP rental rate of $213.00 per square foot and nearly 1,000 square feet of non-technical space leased at an average annual GAAP rental rate of $53.00 per square foot.

As of October 26, 2012, the Company’s portfolio comprised 110 properties, excluding three properties held in unconsolidated joint ventures, consisting of 105 data center facilities and 5 non-technical buildings totaling approximately 21.2 million net rentable square feet, including 2.2 million square feet of space held for redevelopment. The portfolio is strategically located in 32 key data center markets throughout North America, Europe, Asia and Australia.

Balance Sheet Update

Total assets grew to approximately $8.5 billion at September 30, 2012 from $6.7 billion at June 30, 2012. Total debt increased to $4.1 billion at September 30, 2012 from $3.4 billion at June 30, 2012. Other liabilities increased to $905.0 million at September 30, 2012 from $578.7 million at June 30, 2012. Stockholders’ equity was approximately $3.5 billion at September 30, 2012, up from approximately $2.7 billion at June 30, 2012.

On July 2, 2012, the Company completed an underwritten public offering of 11,500,000 shares of its common stock, including 1,500,000 shares issued upon exercise of the underwriters’ option to purchase additional shares, which was exercised in full, at a price of $72.25 per share, for net proceeds of approximately $796.8 million after deducting underwriting discounts and commissions and offering expenses. Proceeds from the offering were used to fund a portion of the purchase price of the Sentrum Portfolio and repay amounts outstanding under the global revolving credit facility.

On August 10, 2012, the Company increased the aggregate commitments under its global revolving credit facility to $1.8 billion from $1.5 billion pursuant to the accordion feature under the facility.

On September 24, 2012, the Company completed an underwritten public offering of $300.0 million in aggregate principal amount of 10-year senior unsecured notes with an interest rate of 3.625% per annum and a yield to maturity of 3.784%. Proceeds from the offering were used to repay amounts outstanding under the global revolving credit facility.

2012 Revised Outlook

“With a better view towards year-end results, we are narrowing our FFO per share guidance range and updating the underlying assumptions,” said Mr. Stein. “As we did last year, we plan to provide 2013 guidance in January 2013.”

FFO per share for the year ending December 31, 2012 is projected to be between $4.40 and $4.44. This guidance represents expected FFO growth of 8.4% to 9.4% over 2011 FFO of $4.06 per share. The Company expects projected FFO and core FFO to be the same for the year. A reconciliation of the range of 2012 projected net income to projected FFO and core FFO follows:

Low - High

Net income available to common stockholders per diluted share	$1.51 – 1.55

Add:

Real estate depreciation and amortization as adjusted for noncontrolling interests	$3.14

Less:

Gain on sale	$(0.02)
Dilutive impact of convertible preferred stock and exchangeable debentures	$(0.23)
Projected FFO per diluted share	$4.40 – $4.44

As adjusted for items that do not represent core expenses and revenue streams:

Reported Q1 items	$0.01

Reported Q2 items	($0.02)

Reported Q3 items	$0.00

Projected Q4 transaction expenses	$0.01

Projected core FFO per diluted share	$4.40 - $4.44

The 2012 guidance provided by Digital Realty in this press release is based on the following updated assumptions as of October 26, 2012:

•	Acquisitions of income producing properties totaling $1.42 – 1.45 billion at an average cap rate of 7.5%;

•	Commencement of leases contributing $130 – $150 million of GAAP rental revenue on an annualized basis;

•	Digital Design Services revenue recognized between $8 – $9 million;

•	Development and redevelopment capital expenditures of $700 – $800 million;

•	Recurring capital expenditures of $40 – $50 million;

•	Total G&A expenses of $60 – $62 million;

•	Transaction expenses of $6 – $8 million; and

•	Q4 FX rates (USD per currency): Euro = 1.27; Pound = 1.57; SGD = 0.79; AUD = 1.02.

Investor Conference Call Details

Digital Realty will host a conference call on Friday, October 26, 2012 at 10:00 am PT / 1:00 pm ET to discuss its third quarter 2012 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein.

To participate in the live call, investors are invited to dial +1 (888) 701-6680 (for domestic callers) or +1 (706) 634-5758 (for international callers) and quote the conference ID #30529294 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Thursday, November 15, 2012. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (for domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID # 30529294. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 110 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 21.2 million square feet as of October 26, 2012, including 2.2 million square feet of space held for redevelopment. Digital Realty’s portfolio is located in 32 markets throughout Europe, North America, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2012 guidance and its underlying assumptions, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, expected IT capacity of development and redevelopment projects, and expectations regarding the Company’s future growth, financial resources and success. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively;

difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties or businesses; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Operating Revenues:

Rental	$260,052	$206,846	$717,809	$606,447
Tenant reimbursements	78,878	56,656	197,162	159,801
Construction management	2,497	9,372	6,903	24,948
Other	1,052	602	7,457	902

Total operating revenues	342,479	273,476	929,331	792,098

Operating Expenses:

Rental property operating and maintenance	106,660	82,164	274,081	226,224
Property taxes	17,982	13,055	49,793	40,488
Insurance	2,463	1,961	6,953	6,010
Construction management	623	7,391	1,412	20,327
Depreciation and amortization	101,840	79,047	274,835	229,813
General and administrative	14,409	14,600	43,768	41,082
Transactions	504	3,632	5,789	5,053
Other	923	—	1,260	90

Total operating expenses	245,404	201,850	657,891	569,087

Operating income	97,075	71,626	271,440	223,011

Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	1,520	1,390	6,402	3,656
Interest and other income	83	2,218	2,008	2,862
Interest expense	(41,047)	(37,078)	(116,758)	(112,494)
Tax expense	(710)	(461)	(2,637)	(1,122)
Loss from early extinguishment of debt	—	(6)	(303)	(984)

Net Income	56,921	37,689	160,152	114,929

Net income attributable to noncontrolling interests	(1,529)	(1,345)	(4,384)	(4,380)

Net Income Attributable to Digital Realty Trust, Inc.	55,392	36,344	155,768	110,549

Preferred stock dividends	(9,777)	(4,436)	(28,921)	(15,671)

Net Income Available to Common Stockholders	$45,615	$31,908	$126,847	$94,878

Net income per share available to common stockholders:
Basic	$0.37	$0.32	$1.12	$0.99
Diluted	$0.37	$0.31	$1.12	$0.97

Weighted average shares outstanding:
Basic	122,026,421	100,588,235	112,995,512	96,137,611
Diluted	122,353,511	101,912,342	113,275,221	97,316,650

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$621,279	$555,113
Acquired ground leases	13,492	6,214
Buildings and improvements	7,363,430	5,253,754
Tenant improvements	383,627	303,502

Total investments in properties	8,381,828	6,118,583
Accumulated depreciation and amortization	(1,116,600)	(900,044)

Net investments in properties	7,265,228	5,218,539
Investment in unconsolidated joint ventures	48,882	23,976

Net investments in real estate	7,314,110	5,242,515
Cash and cash equivalents	76,115	40,631
Accounts and other receivables, net	146,025	90,580
Deferred rent	301,535	246,815
Acquired above market leases, net	68,269	29,701
Acquired in place lease value and deferred leasing costs, net	492,393	335,381
Deferred financing costs, net	32,163	29,849
Restricted cash	43,217	55,165
Other assets	38,771	27,929

Total Assets	$8,512,598	$6,098,566

LIABILITIES AND EQUITY

Global revolving credit facility	$526,372	$275,106
Unsecured term loan	754,935	—
Unsecured senior notes, net of discount	1,737,881	1,441,072
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	794,485	947,132
Other secured loan	—	10,500
Accounts payable and other accrued liabilities	616,042	315,133
Accrued dividends and distributions	—	75,455
Acquired below market leases, net	152,876	85,819
Security deposits and prepaid rents	136,051	101,538

Total Liabilities	4,985,042	3,518,155

Equity:
Stockholders’ equity	3,479,443	2,522,917
Noncontrolling interests	48,113	57,494

Total Equity	3,527,556	2,580,411

Total Liabilities and Equity	$8,512,598	$6,098,566

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011	December 31, 2011

Net income available to common stockholders	$45,615	$42,021	$31,908	$126,847	$94,878	$130,868
Adjustments:
Noncontrolling interests in operating partnership	1,574	1,661	1,421	4,821	4,655	6,185
Real estate related depreciation and amortization (1)	100,994	88,186	78,550	272,173	228,461	308,547
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	710	866	918	2,481	2,703	3,688
Gain on sale of assets held in unconsolidated joint venture	—	(2,325)	—	(2,325)	—	—

FFO available to common stockholders and unitholders (2)	$148,893	$130,409	$112,797	$403,997	$330,697	$449,288

Basic FFO per share and unit	$1.18	$1.14	$1.07	$3.44	$3.28	$4.36
Diluted FFO per share and unit (2)	$1.13	$1.09	$1.01	$3.28	$3.04	$4.06

Weighted average common stock and units outstanding
Basic	126,243	114,100	105,069	117,291	100,846	103,053
Diluted (2)	137,304	125,824	120,235	129,439	117,899	119,404

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	101,840	89,000	79,047	274,835	229,813	310,425
Non-real estate depreciation	(846)	(814)	(497)	(2,662)	(1,352)	(1,878)

	$100,994	$88,186	$78,550	$272,173	$228,461	$308,547

(2)	At September 30, 2012, we had 5,098 series D convertible preferred shares outstanding that were convertible into 4,219 common shares on a weighted average basis for the three months ended September 30, 2012. For the three months ended September 30, 2012, we have excluded the effect of dilutive series E and series F preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E and series F preferred stock, which we consider highly improbable; if included, the dilutive effect for the three months ended September 30, 2012 would be 6,784 shares. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,515 common shares on a weighted average basis for the three months ended September 30, 2012. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Nine Months Ended		Year Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011	December 31, 2011

FFO available to common stockholders and unitholders	$148,893	$130,409	$112,797	$403,997	$330,697	$449,288

Add: Series C convertible preferred dividends	—	—	1,402	1,402	4,675	6,077
Add: Series D convertible preferred dividends	1,723	2,394	3,034	6,515	10,996	13,394
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	12,150	12,150	16,200

FFO available to common stockholders and unitholders - diluted	$154,666	$136,853	$121,283	$424,064	$358,518	$484,959

Weighted average common stock and units outstanding	126,243	114,100	105,069	117,291	100,846	103,053
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	327	405	410	280	871	764
Add: Effect of dilutive series C convertible preferred stock	—	489	2,784	1,087	3,097	3,017
Add: Effect of dilutive series D convertible preferred stock	4,219	4,374	5,604	4,310	6,775	6,242
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,515	6,456	6,368	6,471	6,310	6,328

Weighted average common stock and units outstanding - diluted	137,304	125,824	120,235	129,439	117,899	119,404

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011	December 31, 2011

FFO available to common stockholders and unitholders - diluted	$154,666	$136,853	$121,283	$424,064	$358,518	$484,959

Termination fees and other non-core revenues (3)	(1,052)	(7,824)	(2,542)	(8,876)	(2,842)	(2,953)
Significant transaction expenses	504	4,608	3,632	5,789	5,053	5,654
Loss from early extinguishment of debt	—	303	6	303	984	1,088
Other non-core expense adjustments (4)	923	337	—	1,260	174	174

CFFO available to common stockholders and unitholders - diluted	$155,041	$134,277	$122,379	$422,540	$361,887	$488,922

Diluted CFFO per share and unit	$1.13	$1.07	$1.02	$3.26	$3.07	$4.09

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.